Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2019 Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 31, 2019--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter ended December 31, 2018.

Three-month results

Gross loans outstanding in the US increased to $1.26 billion as of December 31, 2018, an 11.7% increase from the $1.13 billion of gross loans outstanding as of December 31, 2017. Our unique borrowers in the US increased by 80,074, or 9.6%, during the third quarter of fiscal 2019. This is compared to an increase of 39,725, or 5.0%, during the third quarter of fiscal 2018.

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods. Net income from continuing operations for fiscal 2019 third quarter increased to $6.3 million from $200,000 for the same quarter of the prior year. Net income from continuing operations per diluted share increased to $0.67 in the third quarter of fiscal 2019 compared to $0.02 in the prior year quarter. The increases were primarily due to the write-down of our deferred tax asset (“DTA Write-Down”) in the prior year quarter as described below. Excluding the impact of the $10.5 million DTA Write-Down, net income from continuing operations for the fiscal 2019 third quarter decreased 41.5%, or $4.4 million. Excluding the DTA Write-Down, net income from continuing operations per diluted share decreased 43.6%, or $0.52, in the third quarter of fiscal 2019. This decrease was primarily due to additional share-based compensation expense of $6.2 million ($4.9 million after tax) associated with the previously disclosed long-term incentive program ("LTIP") and director equity awards granted on October 15, 2018. Net income for the third quarter of fiscal 2019 increased to $6.3 million from the $1.7 million reported for the same quarter of the prior year. Net income per diluted share increased to $0.67 in the third quarter of fiscal 2019 from $0.19 in the prior year quarter.

Total revenues in the US for the third quarter increased to $137.6 million, a 9.5% increase from the $125.7 million reported for the same quarter of the prior year. The revenues from the 1,143 branches open throughout both quarterly periods increased by 8.0%. Interest and fee income increased 9.8%, from $112.0 million in the third quarter of fiscal 2018 to $123.0 million in the third quarter of fiscal 2019, primarily due to an increase in average earning loans. Insurance and other income increased by 7.1% to $14.6 million in the third quarter of fiscal 2019 compared to $13.7 million in the third quarter of fiscal 2018. The increase was related to a $970,000 increase in insurance revenue compared to the third quarter of fiscal 2018.

Accounts in the US that were 61 days or more past due increased to 6.0% on a recency basis at December 31, 2018, compared to 5.7% at December 31, 2017. Accounts in the US that were 61 days or more past due on a contractual basis increased to 7.5% at December 31, 2018, compared to 7.3% at December 31, 2017. Our allowance for loan losses compared to net loans was 9.9% at December 31, 2018, compared to 9.8% at December 31, 2017.

Net charge-offs in the US as a percentage of average net loans on an annualized basis increased from 15.4% to 17.0% when comparing the third quarter of fiscal 2019 to the third quarter of fiscal 2018. The provision for loan losses increased by $8.5 million when comparing the third quarter of fiscal 2019 to the third quarter of fiscal 2018. Net charge-offs increased $6.6 million when comparing the third quarter of fiscal 2019 to the third quarter of fiscal 2018. The portion of the provision for loan losses related to a change in loans outstanding increased by $1.2 million in the third quarter of fiscal 2019, as compared to the third quarter of fiscal 2018 due to faster growth in outstanding loans in the US during the quarter. There was a $630,000 increase in the US provision due to an increase during the quarter in US accounts 90 days past due when comparing the third quarter of fiscal 2019 to the third quarter of fiscal 2018.

General and administrative (“G&A”) expenses amounted to $77.0 million in the third quarter of fiscal 2019 compared to $64.8 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 51.6% during the third quarter of fiscal 2018 to 55.9% during the third quarter of fiscal 2019. G&A expenses per average open branch increased by 15.9% when comparing the two fiscal quarters, primarily due to an increase in personnel and advertising expense.

Personnel expense increased $10.6 million, or 29.2%, during the third quarter of fiscal 2019 as compared to the third quarter of fiscal 2018. Personnel expense in the US increased by $6.2 million during the third quarter of fiscal 2019, as compared to the third quarter of fiscal 2018 due to additional share-based compensation associated with the LTIP and director equity awards.

The Company uses the graded vesting method for recognizing service-based awards. The graded vesting method results in more expense being recognized in the earlier years of a grant versus the straight-line method. The Company expects to recognize the following estimated equity-based compensation expense both for the awards made under the LTIP and director equity awards as of December 31, 2018:

(in millions)	FY2019	FY2020	FY2021	FY2022	FY2023	FY2024	FY2025	Total
Service-based
Options	$1.8	$3.2	$1.9	$1.3	$0.8	$0.4	$0.1	$9.5
Restricted stock	6.9	12.2	7.5	4.9	3.1	1.7	0.6	36.9
Total service-based expense	$8.7	$15.4	$9.4	$6.2	$3.9	$2.1	$0.7	$46.4

Performance-based
Options	$0.5	$1.1	$1.1	$1.1	$1.1	$1.1	$—	$6.0
Restricted Stock	4.1	8.9	8.8	8.8	4.8	—	—	35.4
Total performance-based expense	$4.6	$10.0	$9.9	$9.9	$5.9	$1.1	$—	$41.4
Grand total expense	$13.3	$25.4	$19.3	$16.1	$9.8	$3.2	$0.7	$87.8

The above estimates are subject to a number of factors which may cause actual equity-based compensation expense or future estimates to differ significantly. In particular, the performance-based awards are subject to the achievement of certain performance targets as previously disclosed in the Company's Current Report on Form 8-K filed with the US Securities and Exchange Commission ("SEC") on October 16, 2018. Both the service-based and performance-based awards are subject to continued service with the Company.

Salary and benefit expense increased $3.8 million largely due to a 6.8% increase in average full time equivalent employees quarter over quarter. Average headcount increased largely due to de novo branches and the acquisition of branches and accounts.

Advertising expense increased 12.7%, or $1.0 million, relative to the same quarter last year.

Interest expense for the quarter ended December 31, 2018, decreased by $360,000, or 7.3%, from the corresponding quarter of the previous year. The decrease in interest expense is due to a 22.7% decrease in the average debt outstanding, from $337.5 million to $260.8 million for the quarters ended December 31, 2017 and 2018, respectively. The Company’s debt to equity ratio decreased from 0.8:1 at December 31, 2017, to 0.5:1 at December 31, 2018.

The Tax Cuts and Jobs Act (“TCJA”) was enacted on December 22, 2017. US accounting standards required the remeasurement of all US deferred income tax assets and liabilities for temporary differences from the current corporate tax rate of 35 percent to the new corporate tax rate of 21 percent. The cumulative adjustment of $10.5 million was recognized in income tax expense from continuing operations as a discrete item in the prior year quarter.

Other key return ratios for the third quarter of fiscal 2019 included a 7.4% return on average assets and a return on average equity of 11.7% (both on a trailing 12-month basis).

Nine-month results

In accordance with accounting principles generally accepted in the US, we recognized a $31.3 million cumulative translation loss in the first quarter of fiscal 2019 as a result of classifying our Mexico operating segment as held for sale. This cumulative translation loss is due to the devaluation of the Mexican Peso versus the US Dollar since the date of our investment. The cumulative translation loss increased our investment in Mexico from $51.6 million to $82.9 million in the impairment analysis, which resulted in an impairment to reflect an estimated fair value of $43.9 million. Due to this impairment, net income for the nine-months ended December 31, 2018, decreased by $25.3 million to a $705,000 loss compared to the $24.5 million in net income reported for the same period of the prior year. This resulted in a net loss of $0.08 per diluted share compared to net income of $2.76 per share in the prior year period.

Total revenues in the US for the first nine-months of fiscal 2019 increased 7.3% to $387.5 million compared with $361.3 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 14.3% during the first nine-months of fiscal 2018 to 15.5% for the first nine-months of fiscal 2019.

Other matters

As previously disclosed, we promptly retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focuses on the legality under the US Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the SEC and the US Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

Non-GAAP financial measures

On December 22, 2017, the TCJA was signed into law. The results of the third quarter of fiscal 2018 and first nine months of fiscal 2018 reflect the estimated impact of the enactment of the TCJA, which resulted in a $10.5 million decrease in net income. Net income and earnings per share excluding the impact of these significant items are non-GAAP financial measures. Management believes these measures help investors understand the effect of these items on reported results.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,204 branches in sixteen states as of December 31, 2018.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/29064. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the TCJA that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, US Department of Justice (“DOJ”), US Consumer Financial Protection Bureau (“CFPB”), and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the recent sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Revenues:
Interest and fee income	$122,999	$112,033	$344,933	$321,718
Insurance income, net and other income	14,640	13,670	42,612	39,552
Total revenues	137,639	125,703	387,545	361,270

Expenses:
Provision for loan losses	48,944	40,456	119,893	100,990
General and administrative expenses:
Personnel	47,106	36,466	128,370	115,709
Occupancy and equipment	10,364	9,794	30,782	29,036
Advertising	8,930	7,923	18,897	17,602
Amortization of intangible assets	372	271	911	732
Other	10,192	10,395	30,718	30,746
Total general and administrative expenses	76,964	64,849	209,678	193,825

Interest expense	4,637	5,001	13,020	14,038
Total expenses	130,545	110,306	342,591	308,853

Income from continuing operations before income taxes	7,094	15,397	44,954	52,417
Income taxes	834	15,204	8,997	28,980
Net income from continuing operations	6,260	193	35,957	23,437

Discontinued operations (1)
Income (loss) from discontinued operations before impairment loss and income taxes	—	(105)	2,342	110
Impairment loss	—	—	(38,378)	—
Income taxes	—	(1,592)	626	(1,000)
Net income (loss) from discontinued operations	—	1,487	(36,662)	1,110

Net income (loss)	$6,260	$1,680	$(705)	$24,547

Net income per common share from continuing operations, diluted	$0.67	$0.02	$3.88	$2.64
Net income (loss) income per common share from discontinued operations, diluted	$—	$0.17	$(3.95)	$0.12
Net income (loss) income per common share, diluted	$0.67	$0.19	$(0.08)	$2.76
Weighted average diluted shares outstanding	9,279	8,938	9,275	8,887
(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	December 31, 2018	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$11,132	$12,474	$12,440
Gross loans receivable	1,258,908	1,004,232	1,127,419
Less:
Unearned interest, insurance and fees	(338,132)	(258,991)	(300,196)
Allowance for loan losses	(91,306)	(66,088)	(81,320)
Loans receivable, net	829,470	679,153	745,903
Property and equipment, net	24,436	22,786	22,175
Deferred income taxes, net	23,782	20,175	27,992
Other assets, net	16,974	13,246	14,159
Goodwill	7,034	7,034	7,034
Intangible assets, net	14,685	6,644	6,792
Assets of discontinued operations (1)	—	79,475	69,595
Total assets	$927,513	$840,987	$906,090

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	308,040	244,900	376,850
Income taxes payable	10,800	14,097	5,917
Accounts payable and accrued expenses	34,604	33,504	28,388
Liabilities of discontinued operations (1)	—	7,378	5,995
Total liabilities	353,444	299,879	417,150

Shareholders' equity	574,069	541,108	488,940
Total liabilities and shareholders' equity	$927,513	$840,987	$906,090
(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (1) (unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017

Gross loans receivable	$1,258,908	$1,127,419	$1,258,908	$1,127,419
Average gross loans receivable (2)	1,183,223	1,066,785	1,105,090	1,011,637
Net loans receivable (3)	920,776	827,223	920,776	827,223
Average net loans receivable (4)	867,320	784,743	812,891	747,039

Expenses as a percentage of total revenue:
Provision for loan losses	35.6%	32.2%	30.9%	28.0%
General and administrative	55.9%	51.6%	54.1%	53.7%
Interest expense	3.4%	4.0%	3.4%	3.9%
Operating income as a % of total revenue (5)	8.5%	16.2%	15.0%	18.4%

Loan volume	780,896	735,372	2,100,408	1,958,234

Net charge-offs as percent of average net loans receivable	17.0%	15.4%	15.5%	14.3%

Return on average assets (trailing 12 months)	7.4%	6.9%	7.4%	6.9%

Return on average equity (trailing 12 months)	11.7%	12.2%	11.7%	12.2%

Branches opened or acquired (merged or closed), net	15	5	27	5

Branches open (at end of period)	1,204	1,174	1,204	1,174
(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

(2)	Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period.
(3)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(4)	Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period.
(5)	Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.

CONTACT:
John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800